EXHIBIT 5.1





                                                   January 8, 1997


Prime Retail, Inc.
100 East Pratt Street
Nineteenth Floor
Baltimore, Maryland  21202

         Re:      Registration Statement on Form S-8 of Prime
                  Retail, Inc. (the "Registration Statement")

Ladies and Gentlemen:

                  We have acted as special counsel for Prime Retail, Inc., a Maryland corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of (i) up to 1,185,000 shares (the "Incentive Option Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), issuable upon exercise of certain stock options ("Incentive Options") that have been or may be issued pursuant to the Prime Retail, Inc. 1994 Stock Incentive Plan and 1995 Stock Incentive Plan (collectively, the "Plans") and
(ii) an additional 30,000 shares of Common Stock (the "Consulting Option Shares" and, together with the Incentive Option Shares, the "Shares") issuable upon exercise of certain stock options (the "Consulting Options" and, collectively with Incentive Options, the "Options") that have been issued pursuant to that certain Consulting Agreement dated July 3, 1996 (the "Agreement") between Prime Retail, L.P. and Marvin Traub Associates, Inc.

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission"); (ii) the Amended and Restated Articles of Incorporation of the Company, as currently in effect; (iii) the By-Laws of the Company, as currently in effect; (iv) the Plans and the Agreement and (v) resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares pursuant to the Plans and the Agreement and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.




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Prime Retail, Inc.
January 8, 1997
Page 12


                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Board of Directors of the Company, or a duly authorized committee thereof, will have approved the issuance of each Option pursuant to the Plans prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  Based upon and subject to the foregoing, we are of the opinion that all Shares issued pursuant to Options granted under the Plans and the Agreement will be, upon payment of the specified exercise price therefor, legally issued, fully paid and non-assessable shares of Common Stock.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                                       Very truly yours,


                                                      /s/ Winston & Strawn


















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